UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to §240.14a-12

WEST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

THIS FILING CONSISTS OF A TRANSCRIPT FROM A CONFERENCE CALL HELD TO DISCUSS THE PROPOSED TRANSACTION.
MANAGEMENT DISCUSSION SECTION
Operator: Good morning ladies and gentlemen and welcome to West Corporation’s conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, with instructions following at that time. [Operator Instructions]. As a reminder ladies and gentlemen, this conference is being recorded. I would now like to introduce you to the Vice President of Investor Relations of West Corporation, David Pleiss. Please go ahead.
David Pleiss, Vice President of Investor Relations
Good morning and thank you for joining us to discuss this morning’s announcement. If you have not seen a copy of the press release, you can find one on our website, that’s www.west.com. Today, I am joined by Tom Barker, our CEO; Paul Mendlik, our CFO; and David Mussman, our General Counsel.
Before we begin, I would like to note that this call may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Federal Securities Laws, these statements involve risks, uncertainties and assumptions that may cause actual results to differ materially from those anticipated or projected, listeners to the call are advised to review the risk factors contained in our most recent forms 10-K and 10-Q for additional information regarding such risks, uncertainties and assumptions. The company assumes no obligation to update any forward-looking statements made during this call.
West Corporation and certain of its Executive Officers and Directors may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from West Corporation stockholders in favor of the proposed transaction. Certain Executive Officers and Directors of West Corporation have interests in the transaction that may differ from the interests of stockholders generally, including the participation with the investor group in the acquisition of the company, the acceleration of vesting of stock options and/or restricted stock awards and the payment of cash bonuses in connection with the change in control transaction.
Information regarding the persons who may be considered participants in the solicitation of proxies will be set forth in West Corporation’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of West Corporation common stock is also set forth in its proxy statement filed on April 17, 2006 with the SEC. At this time, I will turn the call over to Tom.
Thomas B. Barker, Chief Executive Officer and Director
Thanks Dave. I appreciate your help and I want to thank everybody on the call for joining us this morning. And as Dave Pleiss talked about, this is a call to discuss the terms of the agreement for the recapitalization of West Corporation in a transaction sponsored by an investor group led by Thomas H. Lee Partners and Quadrangle Group, LLC. Hopeful that you all saw this morning’s press release. In it you’ll see as the public stockholders will receive 48.75 per share in cash.
At the request of the special committee and as required by the entity sponsors in order to deliver a higher cash price per share to the public stockholders. Gary and Mary West have agreed to convert their holdings as follows: approximately 85% of their current ownership into $42.83 per share in cash and approximately 15% of their current ownership into shares of the corporation surviving the merger. This transaction values the company at approximately $4.1 billion including the debt as of the date of the definitive agreement. We anticipate that this sale will have little impact on West clients, employees, partners, and operations.

In terms of timing, the Company may solicit other acquisition proposals during the 21-day period ending June 20, 2006. Once this period expires we will file preliminary proxy materials with the SEC, wait for SEC clearance, then send proxy statements to stockholders. We will then hold a meeting of stockholders to vote on the transaction. Gary and Mary West, who own approximately 56% of the outstanding shares have agreed under certain circumstances to vote in favor of the transaction. During this entire period, we will also work to obtain necessary regulatory approvals and satisfy the other closing conditions. We think it is likely this transaction will close in the fourth quarter.
At this time we will open the call up for questions that relate specifically to this transaction. Keep in mind, please, that we will file proxy statements, so we’re very limited in what we can comment on.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions]. Your first question comes from the line of Liz Grausam with Goldman Sachs.
<Q — Elizabeth Grausam>: Hi Tom, I am just wondering on the timing of this. The transaction is not too far away — or the deal price is not too far away from the 52-week high of your stock. So what’s the timing, do you see just a big misvaluation of your stock in the current market and are you going to be able to pursue your M&A strategy that’s been a core part of your strategy as a private company going forward?
<A — Thomas Barker>: We don’t expect to change the operations of the company that includes our — the major elements of our growth strategy. We are excited about partnering with these particular groups because they understand the importance of acquisitions as part of our growth strategy and I expect to have capital available for acquisitions that make sense to both of us. In terms of the timing, it had to do with a number of conditions, including market valuation, timing and our ability to drive the best deal possible for all stockholders involved.
<Q — Elizabeth Grausam>: Can you give us any commentary as to how long you’ve been thinking out of potentially going private transactions or has this being driven by some movements in the equity markets recently, or has this been more of a long-term strategy for the company?
<A — Thomas Barker>: I think that’s really among the information that will be filed in the preliminary proxy process, I mean, all those items will be addressed in the proxy, and will remain confidential until that proxy is filed with the SEC.
<Q — Elizabeth Grausam>: Should we read anything into the business conditions for your business right now? Has anything changed across your three segments that make you either more cautious or more bullish at this point in time?
<A — Thomas Barker>: No, we gave our forecast to the world and what we expect this company to be able to achieve in terms of revenue, level of profitability, net income; if we thought there was a change in that we would tell everybody.
<Q — Elizabeth Grausam>: Okay great, thank you Tom.
<A — Thomas Barker>: You bet.
Operator: Your next question comes from Tim Parton with J.P. Morgan.
<Q — Christopher Jones>: Hi Tom this is Chris Jones; Tim’s partner Chris speaking. A couple of points: One is, Tom, I wonder if you could explain where management stands on this transaction. We’re not thrilled at the company being bought out, and certainly not being at this price. I am interested in if we did get a — if there were other people interested — what is management’s stance? Are you contractually aligned, or financially aligned with the two private equity funds here or if someone else came along, would you go along with them as well?
<A — Thomas Barker>: Well, I think the Board has a clear mandate to solicit opportunities to drive as much value for this company as we can. There is a very well-defined period of time to conduct that exercise. That will be run by the Board and predominantly the Special Committee to help solicit and evaluate all other options that may come to the attention of the Board. The management of West Corporation today, as yesterday, and as I expect tomorrow, is focused on satisfying the needs of our clients and creating the best opportunities to attract and retain the best talent possible in every industry we compete in. We’re going to do that regardless of the ownership structure for West Corporation.
<Q — Christopher Jones>: If another financial sponsor came and offered more, you would be just happy to work with them as for the Quadrangle and Thomas H. Lee?
<A — Thomas Barker>: I don’t know why I wouldn’t be at this point.

<Q — Christopher Jones>: Okay. And I would just like to get on record Tom, as saying that we have been long-term investors in West and do not want to be bought out. I’m sure this will be a great deal for the acquirers and a small premium at this stage is something which is unattractive to us as long-term investors in your company.
<A — Thomas Barker>: Okay.
Operator: Your next question comes from Jeff Nevins with First Analysis.
<Q — Jeff Nevins>: Hi. Two questions about the structure that I didn’t completely understand, the 85% of Gary and Mary West’s ownership that’s being converted into 42.83 per share in cash. Does that mean that they are cashing out that portion at $42?
<A — Thomas Barker>: And $0.83, yes.
<Q — Jeff Nevins>: And what’s — maybe you can just give me one quick sentence on why would they be doing that versus the offering price or the takeout price?
<A — Thomas Barker>: It was meant to drive as much value as possible to the broader shareholder group.
<Q — Jeff Nevins>: Okay. And then the other question I had was the 4.1 billion in terms of enterprise value, I had been modeling a much higher debt level for the company that would get me up to 4.3 billion or so based on some of the guidance you gave us in running our own models. Am I off on that, I mean or has the debt balance obviously come down that much since doing the Raindance and Intrado deals?
<A — Thomas Barker>: I am not sure what you’re using for debt balance. That reflects the debt as of today, or yesterday.
<Q — Jeff Nevins>: Okay, thank you.
<A — Thomas Barker>: You bet.
Operator: Your next question comes from Eric Schlipf with Robert W. Baird.
<Q — Eric Schlipf>: Yes, thanks. I guess the main questions here have been answered, but if you could maybe talk, when you look at the valuation of the take out here, it’s a little bit below kind of where the competitors are trading when you look at free cash flow. What was the thought process behind that when you looked at kind of where the other companies were trading out there from a competitive standpoint?
<A — Thomas Barker>: I think what the Board did, what the Special Committee did was evaluate the offers and determine how to drive as much value as we possibly could for the shareholder. There is a number of different metrics that can be used to assess that valuation. We’ll disclose in the proxy materials to the SEC everything that we reviewed to determine value. Obviously, we got an opinion from Goldman Sachs that this represents a fair value.
<Q — Eric Schlipf>: All right. Great, thanks.
Operator: Your next question comes from David Locke with M.A. Weatherbie & Company.
<Q — Matthew Weatherbie>: Hi, this is Matt Weatherbie of M.A. Weatherbie & Company. And Thomson One Analytics would show that we are the — I believe the fourth largest external shareholder after the Wests. I would just like to echo the comments of the gentleman from JP Morgan Investment Management; we have been long-term shareholders of West Corporation, we got to know Tom and his team well. We have been delighted at the performance of the company as a public company and believe that things are going extremely well for the company in terms of revenue growth and solid margin expansion, and to have the company taken away from us for a paltry 12 or 13% premium over its stock price, at a time when the stock is still undervalued, in our opinion, is terribly frustrating and disappointing. And Tom, perhaps we have no quarrel with you and the great job you’ve done for the company, on behalf of the company, but perhaps Gary and Mary West or the lead Director, Mr. Fisher who was responsible for this decision should explain their rationale for it because we just don’t get it.
<A — Thomas Barker>: I think once the proxy materials are filed, you’ll see the analysis that was undertaken, Matt, and hopefully you’ll have better understanding of that decision making process.
<Q — Matthew Weatherbie>: Very well. Thank you.
Operator: Your next question comes from T.C. Robillard with Bank of America Securities.
<Q — T.C. Robillard>: Thanks, just a quick question: was this the only offer that you guys were presented with or were there a couple of different buyout shops that were presenting offers to you guys?
<A — Thomas Barker>: I think that clearly comes under the heading of what should remain confidential until that proxy is filed with the SEC.
<Q — T.C. Robillard>: Okay, and then one last question. Can you kind of further comment on what was in the press release, and Tom you just mentioned it going over the structure of the deal you said under certain circumstances the Wests will vote in favor of the transaction, what — can you kind of provide some more color around that?
<A — Thomas Barker>: I think it has to do with mostly the Board recommendation. Dave? I guess there is potentially some other scenarios where they wouldn’t or couldn’t, but that’s not anticipated.
<Q — T.C. Robillard>: Could you give us a sense as to what those circumstances would be? It just seems — that’s just some pretty unique language that in my ten years of looking at companies I’ve never come across, so I’m just kind of curious as to what type of circumstances they would not want to, especially considering that they’re cashing 85% of their holdings out, why they would not vote in favor?
<A — Thomas Barker>: Right.
<A — David Mussman>: Yes. This is Dave Mussman. There are some provisions built into the arrangement so that there are some fiduciary, the West fiduciary responsibilities can’t be met — it will be detailed a lot more in the future public filings.
<Q — T.C. Robillard>: And so, will that be fleshed out in the proxy?
<A — David Mussman>: Yep.
<Q — T.C. Robillard>: Okay. All right. Fair enough. Thank you.
<A — Thomas Barker>: Thanks.
Operator: Your next question comes from Matt McGeary with Sentinel Asset Management.
<Q — Matthew McGeary>: I am assuming it’s just a 50% vote required to approve this deal? Is that right?
<A — Thomas Barker>: Yeah, just over that, yes.
<Q — Matthew McGeary>: Okay. So, essentially I understand that you have this independent Board, but if the Wests — they clearly just chose to do this and it’s kind of irrelevant right? What everyone else thinks, right? I mean it’s — there is no real way to stop the deal, there is no real way to — there’s no recourse from a shareholder perspective?
<A — Thomas Barker>: It’s not the same as saying we don’t care what everybody else thinks, but I understand where you’re going.

<Q — Matthew McGeary>: Okay. I just want to also of sort of — again top 20 shareholder, long-term holder, I think it is a pretty low price and Goldman Sachs wants the deal, so they are going to say it’s a fair price, but anyway, fair enough.
<A — Thomas Barker>: Thanks, Matt.
Operator: Your next question comes from Michael Levitt with Chesapeake Partners.
<Q — Michael Levitt>: Hi, guys. A few questions: Can you walk me through the TEV of $4.1 billion? What is the net debt assumption?
<A — Thomas Barker>: Paul Mendlik, correct me if I’m wrong — why don’t you just — the debt number is — 6 or 728?
<A — Paul Mendlik>: Yes, 728 million
<Q — Michael Levitt>: And what are the components of the 728?
<A — Paul Mendlik>: That is the operating line of credit as of today. So the debt against our purchased paper, our non-recourse debt and our purchased paper portfolios is not included in that number and will not be repaid. They will not be repaid in this transaction that is.
<Q — Michael Levitt>: You have operating assets against that, right? I mean you have accounts receivable backing that line, is that right?
<A — Paul Mendlik>: Yes, that’s correct.
<Q — Michael Levitt>: So query whether that’s true operating debt. Okay. Moving on, 15% of the West shareholdings will be rolled over into the company. What percent will this represent on a pro forma basis?
<A — Thomas Barker>: I think a little over 20.
<Q — Michael Levitt>: Okay. And is the transaction conditioned on financing?
<A — Thomas Barker>: No.
<Q — Michael Levitt>: In the commitment letters, are there any minimum EBITDA targets or other material conditions?
<A — Thomas Barker>: Yes. I think we’re crossing the line there and that comes under the heading of the disclosure that we want to give to everybody at the same time when it’s appropriate.
<Q — Michael Levitt>: Okay, thank you.
<A — Thomas Barker>: You bet.
Operator: [Operator Instructions]. And your next question comes from Mark Ort with Glazer Capital
<Q — Mark Ort>: Hi, good afternoon. I’m just wondering why or actually, is there a provision that you require or shareholders representing a majority of the unaffiliated shares vote for the deal or is it a straight majority?
<A — Thomas Barker>: Straight majority.
<Q — Mark Ort>: Generally, in insider related or affiliated transactions we find what they call majority of minority provisions; why would this not have been insisted on by the Special Committee?

<A — Thomas Barker>: Where we got to is where we think is in the best interest of all parties to construct a deal and this is where we ended up.
<Q — Mark Ort>: Okay.
Operator: Your next question comes from Michael Schecter with Mentor [Capital Partners].
<Q — Michael Schecter>: In terms of accepting a higher offer or some other deal, are the Wests willing to accept a discount on their stock as well or...?
<A — Thomas Barker>: I think that comes under the heading of what does this next deal look like and the Board and the Special Committee has a well defined period of time to entertain any offers that come to us and we have the ability to solicit also. So, we will make sure we’re as thorough as possible in our analysis to try to maximize the value for all shareholders.
Operator: Your next question is a follow-up question from the line of Michael Levitt with Chesapeake Partners.
<Q — Michael Levitt>: Hi guys. How much debt is being raised to financing the acquisition?
<A — Paul Mendlik>: Approximately 3.2 to $3.3 billion.
<Q — Michael Levitt>: Okay, thank you.
Operator: At this time, there are no further questions.
Thomas B. Barker, Chief Executive Officer

I want to thank everybody for the interest they have shown on getting on this call with such little notice. Particularly I want to thank the many shareholders who have supported us for all these years. I hope you understand that we’re excited about partnering. Thomas H. Lee Partners and Quadrangle Group have an excellent reputation for supporting their acquired companies. They understand our business well. We think with their expertise, we will be — we’re excited about the future of West Corporation. We are going to try to continue to operate with business as usual. Again, I would like to reiterate my thanks for the support that the investment community has shown West Corporation throughout the years. Thank you all very much and I appreciate all the support you have given us. That concludes our remarks for the call.
Operator: Ladies and gentlemen, we thank you for your participation in today’s conference call. You may now disconnect.